Exhibit 19

INSIDER TRADING POLICY

Adopted as of October 2, 2023

This Insider Trading Policy (this “Policy”) of Bassett Furniture Industries, Incorporated (the “Company”) is presented in the following four sections:

●	Section I – Summary: provides an overview of the Policy;

●	Section II – Statement of Policies Prohibiting Insider Trading: sets forth the policies of the Company prohibiting insider trading;

●	Section III – Explanation of Insider Trading: explains insider trading; and

●	Section IV – Statement of Procedures Preventing Insider Trading: consists of various procedures which have been put in place by the Company to prevent insider trading.

I.	Summary

Preventing insider trading is necessary to comply with securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security.

This Policy applies to all members of the Board of Directors of the Company (“directors”), all officers of the Company, and all other management personnel of the Company (collectively, the “Covered Persons” and each, a “Covered Person”), and extends to all activities within and outside an individual’s duties at the Company. Every Covered Person must review this Policy. This Policy also applies to transactions by each Covered Person’s (i) spouse, children or other relatives living in the same household as such Covered Person (“family members”); (ii) corporations or other business entities controlled by the Covered Person or his family members; (iii) corporations or other business entities controlled by the Company; and (iv) trusts in which the Covered Person or any family member acts as trustee or otherwise has investment control. Questions regarding the Policy should be directed to the General Counsel of the Company (the “GC”).

II.	Statement of Policies Prohibiting Insider Trading

A.	General Insider Trading Policy

No Covered Person shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, all transactions in Company securities (including without limitation, acquisitions and dispositions of Company common stock by purchase, sale or gift, the “cashless” exercise of options and the sale of Company common stock issued upon exercise of options) by Covered Persons must be precleared by the GC.

Additionally, except for the exercise of options that does not involve the sale of the Company’s securities (e.g., a cashless exercise of an option involving the sale of Company securities therefore would not qualify under this exception) or transactions pursuant to a valid 10b5-1 Plan (defined below) entered into on a day on which a Covered Person may otherwise purchase or sell a security, no Covered Person may purchase, sell or make a gift of any security of the Company during the period beginning one week before the end of any fiscal quarter and ending one full trading day after the public release of the Company’s financial results for such fiscal quarter.

No Covered Person shall directly or indirectly tip material, non-public information to anyone who may trade while in possession of such information. In addition, material, non-public information generally should not be communicated to anyone outside the Company, or to anyone within the Company other than on a need-to-know basis.

B.	Exception for Affirmative Defenses under Securities Exchange Act Rule 10b5-1

The federal securities laws provide for an affirmative defense to certain insider trading violations when a transaction in securities is consummated in accordance with a contract, instruction or plan satisfying the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (the “1934 Act”). Notwithstanding the trading preclearance requirement stated above (Section II.A.), a Covered Person shall not be required to preclear a transaction in Company securities if such transaction is executed pursuant to a valid contract, instruction or plan that provides an affirmative defense (a “10b5-1 Plan”) pursuant to Rule 10b5-1 under the 1934 Act and such transaction is lawful under any applicable state securities laws.

However, a 10b5-1 Plan cannot be entered into or adopted by a Covered Person when the Covered Person is in possession of material, non-public information related to the security, whether the issuer of such security is the Company or any other company. To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the adoption of a 10b5-1 Plan, the adoption of any 10b5-1 Plan providing for transactions in the securities of the Company (including without limitation, acquisitions and dispositions of Company common stock, the exercise of options and the sale of Company common stock issued upon exercise of options) must be precleared by the GC to confirm the absence of material non-public information at the time of such adoption.

In addition, any proposed amendment to, alteration of or deviation from an established 10b5-1 Plan will be treated as the adoption of a new 10b5-1 Plan, which must be precleared by the GC. In connection with this preclearance, the Covered Person shall provide the GC with a copy of the 10b5-1 Plan proposed to be entered into or adopted by the Covered Person, including the Covered Person’s representation certifying that, on the date of the adoption or modification of the plan: (i) the Covered Person is not aware of any material nonpublic information about the Company’s securities or the Company; and (ii) the Covered Person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the 1934 Act.

Additionally, no Covered Person may enter into or adopt a 10b5-1 Plan during the period beginning one week before the end of any fiscal quarter and ending one full trading day after the public release of earnings data for such fiscal quarter. A Covered Person may not have multiple Approved 10b5-1 Plans in place that cover the same period of time, except under certain conditions specified in Rule 10b5-1 or entered into prior to the adoption of this Policy. Such plans must also include a mandatory cooling-off period before trading can commence for Covered Persons that are directors or officers of the Company that expires on the later of (i) 90 days following such plan adoption or modification or (ii) two business days following the disclosure in the Company’s SEC-filed reports of its financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). The plans must also include a mandatory cooling-off period before trading can commence of 30 days for persons other than the Company or officers and directors.

III.	Explanation of Insider Trading

As noted above, “insider trading” refers to the purchase or sale, or gift, of a security while in possession of “material” “non-public” information relating to the security. “Securities” include common stock of the Company, units, bonds, notes, debentures, options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes the actual purchase of a security and any contract to purchase or otherwise acquire a security. “Sale” includes the actual sale of a security and any contract to sell or otherwise dispose of a security. “Gift” includes the bona fide gift of securities for no consideration. These definitions extend to a broad range of transactions including conventional cash-for-equity transactions, conversions, and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

●	trading by insiders while in possession of material, non-public information;

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trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s duty to keep it confidential or was misappropriated; or

●	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.	What Facts are Material

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) facts concerning: distributions; earnings or earnings forecasts; mergers or acquisitions; major litigation; significant borrowings or financings; defaults on borrowings; important business developments such as major contract awards or cancellations; management or control changes; regulatory action; and bankruptcies. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: when in doubt, do not trade.

B.	What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters, The Wall Street Journal, Associated Press or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an Insider?

“Insiders” include officers, directors, and employees of a company and anyone else who has material inside information about a company. Insiders have duties to their company and its securityholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities. Officers, directors and employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include SEC administrative sanctions, securities industry sanctions, civil injunctions, damage awards, disgorgement of profits, civil fines, criminal fines and jail sentences. In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

IV.	Statement of Procedures Preventing Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every Covered Person is required to follow these procedures.

A.	Pre-Clearance of Trades in Company Securities by All Covered Persons

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of Company securities, all transactions in Company securities (including without limitation, acquisitions and dispositions of Company common stock by purchase, sale or gift, the “cashless” exercise of options and the sale of Company common stock issued upon exercise of options) by Covered Persons must be precleared by the GC. If after consultation with the GC it is determined that the Company and/or such Covered Person is in possession of material, non-public information, there may be no trading in Company securities.

Additionally, except for the exercise of options that does not involve the sale of Company securities or transactions pursuant to a valid 10b5-1 Plan, no Covered Persons shall purchase or sell any security of the Company except during an open trading window period for the Company. Investments of 401(k) plan Company contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan or investing in the Employee Stock Purchase Plan do not require preclearance. However, any sale of Company stock in such plans and any change in your investment election regarding Company stock in such plans are subject to trading restrictions under this Policy.

Approval by the GC of any transaction does not constitute legal advice, nor is it a guarantee that a transaction will not be subject to challenge by third parties.

B.	Transactions Pursuant to 10b5-1 Plans and Pre-Clearance of 10b5-1 Plans

Notwithstanding the trading preclearance requirement stated above (Section IV.A.), a Covered Person shall not be required to preclear a transaction in Company securities if such transaction is executed pursuant to a valid contract, instruction or plan that provides an affirmative defense (a 10b5-1 Plan) pursuant to Rule 10b5-1 under the 1934 Act and such transaction is lawful under any applicable state securities laws.

However, a 10b5-1 Plan cannot be entered into or adopted by a Covered Person when the Covered Person is in possession of material, non-public information related to the security, whether the issuer of such security is the Company or any other company. To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the adoption of a 10b5-1 Plan, the adoption of any 10b5-1 Plan providing for transactions in the securities of the Company (including without limitation, acquisitions and dispositions of Company common stock, the exercise of options and the sale of Company common stock issued upon exercise of options) must be precleared by the GC to confirm the absence of material non-public information at the time of such adoption. The GC will not otherwise pass upon the conformity of the 10b5-1 Plan or its execution to the requirements of Rule 10b5-1 or any applicable state law, which shall be solely the responsibility of the Covered Person. In addition, any proposed amendment to, alteration of or deviation from an established 10b5-1 Plan will be treated as the adoption of a new 10b5-1 Plan, which must be precleared by the GC. In connection with this preclearance, the Covered Person shall provide the GC with a copy of the 10b5-1 Plan proposed to be entered into or adopted by the Covered Person, including the Covered Person’s representation certifying that, on the date of the adoption or modification of the plan: (i) the Covered Person is not aware of any material nonpublic information about the Company’s securities or the Company; and (ii) the Covered Person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the 1934 Act. If after consultation with the GC it is determined that the Company and/or such Covered Person is in possession of material, non-public information, the Covered Person may not enter into, amend, modify or adopt the 10b5-1 Plan at such time.

Additionally, no Covered Person may enter into or adopt a 10b5-1 Plan during the period beginning one week before the end of any fiscal quarter and ending one full trading day after the public release of earnings data for such fiscal quarter. A Covered Person may not have multiple Approved 10b5-1 Plans in place that cover the same period of time, except under certain conditions specified in Rule 10b5-1 or entered into prior to the adoption of this Policy. Such plans must also include a mandatory cooling-off period before trading can commence for Covered Persons that are directors or officers of the Company that expires on the later of (i) 90 days following such plan adoption or modification or (ii) two business days following the disclosure in the Company’s SEC-filed reports of its financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). The plans must also include a mandatory cooling-off period before trading can commence of 30 days for persons other than the Company or officers and directors.